SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2014

  iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)
000-51598		77-0259 335
(Commission File Number)		(I.R.S. Employer Identification No.)

8 Crosby Drive, Bedford, MA		01730
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (781) 430-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 22, 2014, iRobot Corporation (the “Company”) and Kin Yat Industrial Company Limited (“Kin Yat”) entered into a non-exclusive Manufacturing Services Agreement (the “Agreement”), under which Kin Yat will from time to time provide certain services to the Company, including the manufacture, testing and supply of certain of the Company’s home robots products pursuant to purchase orders issued under the Agreement. The Agreement, the terms of which are retroactively effective as of September 23, 2013, details the supply relationship between the Company and Kin Yat, including terms related to order fulfillment and forecasting, pricing, payments and acceptance, quality control, warranties, delivery, intellectual property, indemnification and limitation of liability. Each purchase order will identify the applicable products being manufactured and supplied by Kin Yat and specify the related quantities, delivery terms, prices and other customary terms. During the term of the agreement and for a period of 18 months thereafter, Kin Yat will not, without the Company’s written consent, manufacture products that are competitive with any of the products manufactured and assembled by Kin Yat on behalf of the Company under the Agreement. The Agreement has an initial term of two years from the production start date under the Agreement, which was September 23, 2013. The Agreement automatically renews for successive two-year terms, unless the Company (at any time) or Kin Yat (after the first renewal term) provides specified advance written notice of its intent to terminate the Agreement. The parties have the right to terminate the Agreement if the other party becomes insolvent or commits an uncured material breach of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation

January 24, 2014	By: /s/ Glen D. Weinstein
Name: Glen D. Weinstein
Title: Chief Legal Officer and Secretary